Exhibit 10.32

BRYN MAWR BANK CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

EFFECTIVE AS OF JANUARY 1, 2013

ARTICLE I

PURPOSE

The purpose of this Executive Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to serve as a retention tool for key executives and to better align their interests with the interests of the Corporation and its shareholders by providing for the award of and ultimate realization of certain deferred compensation benefits based in part on the achievement of certain performance goals as described herein.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 “Bank” means The Bryn Mawr Trust Company, a Pennsylvania financial institution.

2.2 “Beneficiary” means the person, persons, or entity designated by the Participant to receive any amounts payable from the Participant’s Deferred Compensation Account after the Participant’s death. In the absence of any such designation, or if there is no such person or entity surviving as of the date of the Participant’s death, “Beneficiary” shall mean the Participant’s estate.

2.3 “Board” means the Board of Directors of Bryn Mawr Bank Corporation.

2.4 “Cause” means a Participant’s conviction of, plea of guilty to, or plea of nolo contendere or no contest to a felony criminal charge relating to his or her actions or omissions in connection with his or her service or duties to the Corporation or an affiliate of the Corporation.

2.5 “Change in Control” means any one or more of the following, with respect to the Corporation or the Bank: (a) any “persons” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing 25% or more of the combined voting power of Corporation’s or Bank’s then outstanding securities; or (b) during any period of two consecutive calendar quarters, individuals who at the beginning of such period constitute the Board or the board of directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the Compensation Committee of the Board.

2.8 “Corporation” means Bryn Mawr Bank Corporation, a Pennsylvania corporation.

2.9 “Deferred Compensation Account” means the individual account maintained on the books of the Corporation for each Participant to which Fixed Allocations and Performance Allocations are credited, and to which interest, dividends, and investment gains are added to the account and the amount of any distributions, investment losses, and expenses are deducted from the account.

2.10 “Disability” means a medically determinable disability of a permanent nature as a result of which a Participant is entitled to receive and is receiving disability benefits under the Social Security Act.

2.11 “Effective Date” of the Plan means January 1, 2013.

2.12 “Employee” means an individual employed as a common law employee of the Corporation or the Bank.

2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.14 “Exchange Act” means the Securities and Exchange Act of 1934.

2.15 “Fixed Allocation” means the amount of deferred compensation awarded to a Participant for a Reporting Period pursuant to Section 3.1 below.

2.16 “Good Reason” means, with respect to any Participant, (a) a significant reduction by the Corporation or the Bank of the authority, duties or responsibilities of the Participant; (b) any removal of the Participant from his or her officer position, except in connection with promotions to higher office; (c) a reduction in the Participant’s base salary; (d) a transfer of the Participant, without his or her express written consent, to a location which is outside the greater Philadelphia area (or the general area in which his or her principal place of business may be located, if other than Bryn Mawr, Pennsylvania), or which is otherwise an unreasonable commuting distance from the Participant’s principal residence; or (e) the Participant being required to undertake business travel to an extent substantially greater than the Employee’s prior business travel obligations.

2.17 “Participant” means, as of the Effective Date, each individual identified on Schedule A attached hereto, and thereafter any other Employee who is designated as such by the Committee. The Committee shall revise Schedule A to reflect the addition of any Employee as a Participant.

2.18 “Performance Allocation” means the amount of deferred compensation awarded to a Participant for a Plan Year pursuant to Section 3.2 below.

2.19 “Plan” means this “Executive Deferred Compensation Plan” as set forth herein and as may be amended from time to time.

2.20 “Plan Year” means the calendar year.

2.21 “Salary” means, with respect to any Plan Year, a Participant’s base rate of cash compensation in effect as of the first day of the Plan Year. Salary is the fixed amount paid in regular installments during each payroll period. Salary does not include bonuses or other variable compensation. If the Participant was not an Employee as of the first day of the Plan Year, “Salary” means the Participant’s base rate of cash compensation in effect as of his or her first day of employment.

2.22 “Separation from Service” or “Separates from Service” means the severance of a Participant’s employment as determined in accordance with Section 409A of the Code.

2.23 “Specified Employee” means an Employee who, as of the date of the Employee’s Separation from Service is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Corporation, but only if any stock of the Corporation is publicly-traded on an established securities market or otherwise.

2.24 “Year of Service” means each consecutive 12-month period of employment of a Participant by the Corporation or the Bank or any direct or indirect wholly-owned subsidiary of either, including service prior to the Effective Date. Service as a member of the board of directors of the Corporation or the Bank shall be counted as “employment” for this purpose.

ARTICLE III

ALLOCATIONS AND VESTING

3.1 Fixed Allocations.

(a) Subject to Section 3.3 below, as soon as practicable following the close of each calendar quarter beginning on or after the Effective Date, the Company shall allocate to the Deferred Compensation Account of each Participant 1.5% of his or her Salary for the Plan Year in which such calendar quarter ends.

(b) A Participant shall not be entitled to a Fixed Allocation for a calendar quarter if he or she is not employed by the Corporation or the Bank through the last day of such calendar quarter.

3.2 Performance Allocations.

(a) The criteria for the allocation of Performance Allocations for the 2013 Plan Year are set forth in Schedule B hereto. As soon as practicable following the start of each subsequent Plan Year, the Committee shall establish and communicate to Participants the criteria for the allocation of Performance Allocations for such Plan Year in a form substantially similar to that set forth in Schedule B hereto.

(b) As soon as practicable following the close of each Plan Year, the Committee shall determine whether, and the extent to which, the criteria for the allocation of Performance Allocations established for that Plan Year have been met, and shall allocate to the Deferred Compensation Account of each Participant the amount of Performance Allocations resulting from its determination.

(c) Notwithstanding the Committee’s determination pursuant to Section 3.2(b) above, a Participant shall not be entitled to a Performance Allocation with respect to a Plan Year if he or she is not employed by the Corporation or the Bank through the last day of such Plan Year.

3.3 Vesting.

(a) Each individual who is a Participant as of the Effective Date shall be 100% vested in his or her Deferred Compensation Account as of the Effective Date. Each other Participant shall be 100% vested in his or her Deferred Compensation Account upon the first to occur of (i) attainment of age 65, (ii) the Participant’s termination of employment on account of Disability, (iii) the Participant’s death while employed by the Corporation or the Bank, (iv) the Participant’s resignation for Good Reason, or (v) the Participant’s termination of employment without Cause following or in connection with a pending Change in Control.

(b) Prior to the occurrence of the first of the events listed in Section 3.3(a) above, an individual who is not a Participant as of the Effective Date shall become vested in his or her Deferred Compensation Account in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 6	0%
6	20%
7	40%
8	60%
9	80%
10	100%

(c) Notwithstanding Section 3.3(a) and (b) above, however, an otherwise vested Participant shall forfeit his or her vested interest in his or her Deferred Compensation Account if his or her employment is terminated for Cause.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNT

4.1 Interest-Crediting. As of each day following the first allocation of a Fixed Allocation or a Performance Allocation to a Participant’s Deferred Compensation Account, the balance of the Participant’s Deferred Compensation shall be comprised of the sum of all Fixed Allocations and Performance Allocations so allocated, plus interest credited at the rate of 120% of the long-term applicable federal rate prescribed by the Internal Revenue Service under Section 1274(d) of the Code from time to time, compounded annually.

4.2 Statement of Account. The Committee shall submit to each Participant, within thirty (30) days after the close of each calendar quarter and at such other time as determined by the Committee, a statement setting forth the balance to the credit of the Deferred Compensation Account maintained for a Participant.

4.3 Establishment of a Trust. The Corporation may, in its discretion, establish a trust for the purpose of funding its obligations hereunder, or its obligations under this Agreement and similar agreements or plans which it may enter into or establish for the benefit of other employees of the Company. Such trust shall include such terms, restrictions and limitations as necessary to ensure that it will be treated as a “grantor trust” within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, with respect to the Corporation. Moreover, such trust shall be evidenced by an agreement substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, including any modifications to such Revenue Procedure, and include provisions required in such model trust agreement that all assets of the trust shall be subject to the claims of creditors of the Corporation in the event of its insolvency. Any assets of such trust remaining after the obligations to the beneficiaries thereof have been satisfied shall be paid to the Corporation. In no event, however, shall any funds be contributed to such trust if such contribution would result in adverse tax consequences to any Participant pursuant to Section 409A of the Code.

ARTICLE V

PLAN DISTRIBUTIONS

5.1 First Plan Year’s Allocations. Upon his or her Separation from Service, or his or her death while employed by the Corporation or the Bank, the vested portion of the Participant’s Deferred Compensation Account attributable to the first Plan Year of his or her participation in the Plan shall be paid to the Participant in a single lump sum, or to the Participant’s Beneficiary in the event of the Participant’s death. Such payment shall be made as soon as practicable following the Participant’s Separation from Service or death, but not later than the last day of the calendar year in which the Participant Separates from Service or dies, as the case may be, or if later, by the 15th day of the third calendar month following the Participant’s Separation from Service or death, as the case may be. A Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment.

5.2 Subsequent Plan Years’ Allocations. Upon his or her Separation from Service, or his or her death while employed by the Corporation or the Bank, the vested portion of the Participant’s Deferred Compensation Account attributable to all Plan Years other than the first Plan Year of his or her participation in the Plan shall be paid in a lump sum or in annual installments over a period not exceeding 10 years, as elected or deemed elected by the Participant pursuant to this Section 5.2. Prior to the commencement of the second Plan Year of his or her participation in the Plan, each Participant shall be entitled to make a written election, in the form prescribed by the Committee, as to the manner in which such vested portion of the Participant’s Deferred Compensation Account shall be paid to the Participant or his or her Beneficiary. If a Participant fails to make a timely election, the Participant shall be deemed to have elected the lump sum option. Payment of the amount described in this Section 5.2 shall be made or commence as soon as practicable following the Participant’s Separation from Service or death, but not later than the last day of the calendar year in which the Participant Separates from

Service or dies, as the case may be, or if later, by the 15th day of the third calendar month following the Participant’s Separation from Service or death, as the case may be. A Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment.

5.3 Change in Form of Payment. A Participant may make a written election, in the form prescribed by the Committee, to change the form of payment described in Section 5.1 above, or the form elected or deemed elected pursuant to Section 5.2 above, or both, provided that such election may not take effect until at least 12 months after the date on which it is made, and the payment with respect to such election must be deferred for a period of not less than five years from the date such payment would have otherwise been made or (in the case of installment payments) commenced.

5.4 Distributions to Specified Employees. Notwithstanding any provision of this Article V to the contrary, in the case of a Participant who is a Specified Employee on the date of his Separation from Service, no distribution shall be made to the Participant before the date which is six months after the date of such Separation from Service. This Section 5.4 does not apply in the case of a Participant whose death occurs prior to his or her Separation from Service.

5.5 Taxes. The Corporation shall withhold from all amounts paid to Participants under the Plan any taxes required to be withheld by applicable law.

5.6 Payment to Guardian. If any amount payable hereunder is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such amount to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the amount payable hereunder. Such distribution shall completely discharge the Committee and the Corporation from all liability with respect to such payment.

ARTICLE VI

ADMINISTRATION

6.1 Committee. This Plan shall be administered by the Committee.

6.2 Agents. The Committee may appoint an individual to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.

6.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

ARTICLE VII

CLAIMS PROCEDURE

7.1 Claim. Any person claiming entitlement to any amount pursuant to the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

7.2 Denial of Claim. If the claim is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Committee and shall state:

(a) The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

7.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4 Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time for the extension shall be limited to one hundred twenty (120) days after the Committee’s receipt of a request for review. The decision shall be in writing and shall state the reasons and relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE VIII

AMENDMENT, MERGER AND TERMINATION OF PLAN

8.1 Amendment of Plan. The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Deferred Compensation Account.

8.2 Termination of Plan. The Board may at any time terminate the Plan if in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Corporation, provided that the termination and liquidation of the Plan occur in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), (B), (C) or (D), as applicable, in which case the value of each Participant’s Deferred Compensation Account shall be paid to him or her (or his or her Beneficiary, if applicable) in a single lump sum.

ARTICLE IX

MISCELLANEOUS

9.1 Unfunded Plan. This Plan is intended to be an unfunded plan that is maintained primarily to provide deferred compensation benefits for a select group of management employees or highly compensated employees as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

9.2 Unsecured General Creditor. The Corporation’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of Corporation to pay money in the future. Under the provisions of this Plan, Participants’ rights will be those of unsecured general creditors of the Corporation.

9.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or separation for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or an other person’s bankruptcy or insolvency.

9.4 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Corporation, the Bank or any affiliate of either and any Participant, and no Participant (or a Participant’s Beneficiary) shall have rights against the Corporation, the Bank or any affiliate of either except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation, the Bank or an affiliate of either or to interfere with the right of the Corporation, the Bank or affiliate to discipline or discharge the Participant at any time.

9.5 Recovery. Amounts allocated to Deferred Compensation Accounts or paid pursuant to this Plan shall be subject to recovery by the Corporation under any clawback, recovery, recoupment or similar policy hereafter adopted by the Corporation, whether in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, or otherwise, whether or not required by law.

9.6 Participant Cooperation. A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Corporation.

9.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.8 Captions. The captions of articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.9 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania.

9.10 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.11 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Chief Executive Officer of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

9.12 Successors. The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

9.13 Prohibition on Acceleration of Payments. Except as provided by Section 409A of the Code and the regulations thereunder, the Plan shall not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to the terms fo the Plan, and no accelerated payment may be made whether or not provided for under the terms of the Plan.

IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of the undersigned corporation, such corporation has caused this amended and restated Plan to be executed by its duly authorized officers, effective as of January 1, 2013, on this        day of       , 2013.

ATTEST:	BRYN MAWR BANK CORPORATION

By: